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                  SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

      SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of June 10, 1994 between Hallmark Healthcare Corporation (the "Company"), a Delaware corporation with its principal office in Atlanta, Georgia and Robert M. Thornton, Jr. ("Officer"), an individual residing in Atlanta.

RECITALS:

      The Company and Officer are parties to an Employment Agreement dated as of July 1, 1989 as amended March 1, 1994 (the Employment Agreement as so amended is referred to herein as the "Amended Employment Agreement"). On June 10, 1994 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Community Health Systems, Inc. ("CHS") pursuant to which the Company will merge (the "Merger") with a wholly owned subsidiary of CHS. Under Section 10 of the Amended Employment Agreement, Officer will have the right to terminate his employment and to receive, among other things, monthly severance pay over three years in an amount equal to the highest monthly rate of base salary paid to Officer at any time under the Amended Employment Agreement. The Company and Officer have been advised that there is a risk that the severance payments may be deemed to be a "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Company and Officer desire to amend the Amended Employment Agreement in such a manner as to avoid such risk.

      The parties agree as follows:

      1.  AMENDMENT OF SECTION 10 OF THE AMENDED EMPLOYMENT AGREEMENT.
Section 10 of the Amended Employment Agreement is hereby amended in its entirety to read as follows:

"10.  CHANGE OF CONTROL.

      In the event of a material change in ownership of the Company or a transfer of all or substantially all of its assets, in either case resulting in Change of Control of the Company prior to September 30, 1996, Officer shall have the right to terminate his employment under this Agreement by (i) resignation on not less than ninety (90) days' prior written notice given within six (6) calendar months after the occurrence of the Change of Control and (ii) by resignation on not less than ninety (90) days' prior written notice given within eighteen (18) calendar months after such Change of Control and within six (6) months after the occurrence of either of the following (A) failure to appoint or reappoint Officer to the office of President, Chief Operating


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Officer and Chief Financial Officer or (B) the making of any material change by the Company in Officer's function, duties or responsibilities which would cause Officer's position with the Company to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 2 or (C) any material breach by the Company not cured within thirty
(30) days' of written notice thereof. "Change of Control" shall mean the event by which any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) either alone or in conjunction with its "affiliates" as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not "affiliates" but who are acting in concert, acquire ownership of record or beneficially that number of shares of the outstanding stock of the Company which would allow such person or entity and/or its affiliates, or others acting in concert, to elect a majority of the Board of Directors of the Company; provided, however, "Change of Control" shall not include any acquisition of control referred to above (i) by the Officer acting alone or in concert with one or more the Company's five most senior officers holding office on the date of this Agreement or (ii) in which the Officer accepts equity securities of the Company or any entity with or into which the Company is merged or consolidated, or which controls or is controlled by the Company or any such entity, except for equity securities accepted or received by the Officer (a) in his capacity as a shareholder and (b) pursuant to stock options and other benefits not materially in excess of those typically available to officers of other publicly held for-profit healthcare companies not subject to a Change of Control. Upon the occurrence of a Change of Control and an election by Officer to terminate his employment, the Company shall pay to Officer, or in the event of his subsequent death, pay his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay, a sum each month for a period of three (3) years after such termination (but inclusive of the ninety (90)-day notice period), equal to the highest monthly rate of base salary paid to Officer at any time under this Agreement, not to exceed $20,000 per month, but in no event beyond the date Officer attains, or would have attained, the age of sixty-five (65). In the alternative to such monthly payments, Officer shall have the right exercisable at any time by written notice to Company to require the Company to (and, in such event, the Company agrees to)
(i) promptly fund a trust by lump sum cash or an annuity, in each case in form and substance satisfactory to Officer, in an amount at least sufficient to permit such trust to make such monthly payments (not to exceed $20,000 per month) over said three (3)-year period or the remainder thereof (inclusive of the ninety (90)-day notice period), as the case may be or, (ii) at Officer's election, promptly pay to Officer a lump sum amount in cash equal to the sum of the thirty-six (36) subsequent monthly payments of base salary at the highest monthly rate of base salary paid to Officer at any time under this Agreement, without discount to present value; provided however, such lump sum payment shall not exceed $720,000. Officer will also be entitled under this Paragraph, to (1) options on 16,879 shares of common stock of the Company at an exercise price of $0.70 per share and 13,564 shares of common stock of the Company at an exercise price of $13.00 per share pursuant to the Long-Term Stock Incentive Plan-1989
and 1993 Stock Option Plan, respectively,   (2) a pro rated bonus of $48,000
under the Company's annual bonus plan for the  period from July 1, 1994 through


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September 30, 1994,  (3) a pro rated bonus of $64,000 under the Company's 1993
Long Term Incentive Plan (the "1993 Incentive Plan") for the period from July 1, 1994 through September 30, 1994, (4) such bonus which is due under the Company's 1993 Incentive Plan for the year ended June 30, 1994 based on the audited financial statements of the Company without regard to non-recurring costs associated with the proposed merger of the Company with a subsidiary of Community Health Systems, Inc., and (5) a payment of $110,760 in lieu of continuance in any benefit plans described in Section 5 hereof, including without limitation all disability, life and medical insurance or other benefits provided prior to the Change of Control. Payments of base salary under this Paragraph, shall be offset by any payments made pursuant to any other Company paid disability or salary continuance program.

      The following additional provisions shall apply to payments made under this Section 10:

            (A)   Notwithstanding anything to the contrary contained in this
                  Section 10, in the event that any payment received or to be received by Officer under this Section 10 ("Severance Payment") would be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (in whole or in part), the Severance Payment shall be reduced (but not below zero) until no portion of such payment would be subject to the Excise Tax. For purposes of this limitation, (i) no portion of such payments, the receipt or enjoyment of which Officer shall have effectively waived in writing, shall be taken into account;
                  (ii) only the portion of such payment which constitutes a "parachute payment" within the meaning of section 280G(b)(2) of the Code shall be taken into account, determined without regard to any payment or benefit received, or to be received by Officer pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company (or any affiliate) entered into prior to a change in control of the Company other than the Severance Payment; (iii) such payment shall be reduced only to the extent necessary so that such payments would not be subject to the Excise Tax; and (iv) the value of any noncash benefit or any deferred payment or benefit included in such payment shall be determined in accordance with the principles of sections 280G(d)(3) and (4) of the Code. The Company or its successor in interest will analyze the total compensation payable hereunder as a result of a Change in Control immediately after such Change in Control occurs and propose such changes as may, in the good faith opinion of the Company, be necessary to reduce the Severance Payment until no portion of such payment would be subject to the Excise Tax. Officer and the Company shall endeavor in good faith to agree upon any reduction which may be necessary to meet the foregoing standard. If Officer and the Company are unable to agree within 30 days, the matter shall be referred to independent tax counsel selected by Officer


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                                      -4-

                  and reasonably acceptable to the Company whose determination concerning the amount of the reduction in the Severance Payment, if any, shall be binding on the parties. The reasonable fees and disbursements of such independent tax counsel shall be paid by the Company.

            (B) If a claim is made by the Internal Revenue Service as to the non-deductibility of any Severance Payment or for any Excise Tax in respect of any Severance Payment, the Company shall promptly notify Officer. The Company shall, at the Company's expense, take such action or permit Officer to take such action as Officer may reasonably request with respect to the contest of any such asserted liability, including without limitation, resisting payment thereof. The Company shall not settle or compromise a contest that it is otherwise required to pursue hereunder if Officer in good faith withholds consent to such settlement. The Company may decline to contest any such claim notwithstanding Officer's request if, the Company shall (i) waive any right to payment pursuant to subsection
                  (C) hereof and (ii) agree to indemnify and hold harmless Officer on an after tax basis for (a) any Excise Tax which may be imposed in respect of any such Severance Payment and (b) any cost or expense, including without limitation, attorneys fees and disbursements, if any, incurred by Officer in connection with the contest or settlement of any such Excise Tax.

            (C) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Officer and the Company in applying the terms of clause (a) above, any Severance Payment paid to Officer or for Officer's benefit exceeded the limitation contained in clause (A) above, then Officer shall pay to the Company within 30 days of receipt of notice of such final determination or opinion, an amount equal to the sum of
                  (x) the excess of the payment paid to Officer or for Officer's benefit over the maximum payment that should have been paid to or for Officer's benefit taking into account the limitations contained in Section 2(a) hereof and (y) interest on the amount set forth in clause (x) of this sentence at the applicable federal rate (as defined in section 1274(d) of the Code) from the date of Officer's receipt of such excess until the date of such payment."



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      2. EFFECTIVE DATE FOR AMENDMENTS. The amendments to Section 10 of the
Amended Employment Agreement set forth in paragraph 1 hereof shall take effect on the Effective Date of the Merger. If the Merger Agreement is terminated by the parties thereto without the Merger's having occurred, this Agreement shall have no further force or effect.

      IN WITNESS WHEREOF, the Company has caused this Amended Employment Agreement to be executed by an officer thereunto duly authorized, and Officer has signed this Agreement, all as of the day and year first above written.



                              HALLMARK HEALTHCARE CORPORATION
                              ("Company")



                              By:  /s/ JAMES T. MCAFEE, JR.
                                  -------------------------------
                                   James T. McAfee, Jr.
                                   Chairman

                              /s/ ROBERT M. THORNTON, JR.
                              -----------------------------------
                              Robert M. Thornton, Jr.
                              ("Officer")